UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Albany Molecular Research, Inc.
_________________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

N/A
_________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: ______________________
(2)	Aggregate number of securities to which transaction applies: ______________________
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ________________________________________________________

(4)	Proposed maximum aggregate value of transaction: _____________________________
(5)	Total fee paid: __________________________________________________________
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid: __________________________________________________
(2)	Form, Schedule or Registration Statement No.: _________________________________
(3)	Filing Party: ____________________________________________________________
(4)	Dated Filed: ____________________________________________________________

ALBANY MOLECULAR RESEARCH, INC.
26 Corporate Circle
Albany, New York 12203

May 7, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Albany Molecular Research, Inc. to be held on Wednesday, June 3, 2009 at 10:00 a.m., local time, at the Company’s corporate offices located at 26 Corporate Circle, Albany, New York 12203.

The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully. Following the formal portion of the meeting, we will review our operations, report on 2008 financial results and discuss our plans for the future.

Your vote is important to us.  We hope that you will be able to attend the meeting. Whether or not you plan to attend the meeting, we ask that you please complete, date, and sign the enclosed proxy card and return it as promptly as possible in the envelope provided.  If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Sincerely,

Thomas E. D’Ambra, Ph.D.
Chairman, Chief Executive Officer and President

ALBANY MOLECULAR RESEARCH, INC.
26 Corporate Circle
Albany, New York 12203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2009

To the Stockholders of Albany Molecular Research, Inc.,

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Albany Molecular Research, Inc., a Delaware corporation (the “Company” or “AMRI”), will be held on Wednesday, June 3, 2009 at 10:00 a.m., local time, at the Company’s corporate offices located at 26 Corporate Circle, Albany, New York 12203 (including any adjournments or postponements thereof, the “Annual Meeting”) for the following purposes:

1.
To elect two Class II directors of the Company, each to serve until the 2012 annual meeting of stockholders and until his/her successor is duly elected and qualified or until his earlier resignation or removal;

2.	A ratification of the Company’s selection of KPMG LLP as our independent auditor for the 2009 fiscal year; and,

3.	To consider and act upon any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on April 23, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person.  However, to assure your representation at the Annual Meeting, we urge you, whether or not you plan to attend the Annual Meeting, to complete, sign, date and mail promptly the enclosed proxy which is being solicited on behalf of the board of directors so that your shares will be represented at the Annual Meeting.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors,

Mark T. Frost
Senior Vice President, Chief Financial Officer and Treasurer

Albany, New York
May 7, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

ALBANY MOLECULAR RESEARCH, INC.
26 Corporate Circle
Albany, New York 12203
____________

PROXY STATEMENT
____________

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 3, 2009

May 7, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Albany Molecular Research, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 3, 2009 at 10:00 a.m., local time, at the Company’s corporate offices located at 26 Corporate Circle, Albany, New York 12203 or at any adjournments or postponements thereof (the “Annual Meeting”).  The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2008, is being mailed together with this proxy statement to all stockholders of the Company entitled to vote at the Annual Meeting.  The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about May 7, 2009 in connection with the solicitation of proxies for the Annual Meeting.  Copies of the Annual Meeting Materials will also be available on the Company’s website at www.amriglobal.com.

At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

1.
The election of two Class II directors of the Company, each to serve until the 2012 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal;

2.	A ratification of the Company’s selection of KPMG LLP as our independent auditor for the 2009 fiscal year; and,

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”) at the close of business on April 23, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.  As of the Record Date, 31,627,157 shares of Common Stock were issued, outstanding and entitled to vote at the Annual Meeting.

The holders of Common Stock outstanding as of the Record Date are entitled to one vote per share on any proposal presented at the Annual Meeting.  Stockholders may vote by proxy by completing, signing, dating and returning the accompanying proxy card in the postage-prepaid envelope enclosed for that purpose.  Execution of the proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the taking of the vote at the Annual Meeting.  Proxies may be revoked by (1) filing with the Secretary of Albany Molecular Research, Inc., before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Albany Molecular Research, Inc. before the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).  Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Albany Molecular Research, Inc., Albany, NY 12203, Attention: Michael P. Williams, Secretary, before the taking of the vote at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

Election of Directors.  Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.  The two nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of Directors at the Annual Meeting will be elected to the Board of Directors.  Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of plurality.  Votes withheld will be excluded entirely from the vote and will have no effect.  Broker non-votes will also have no effect on the outcome of the election of directors.

Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope.  The persons named as attorneys-in-fact in the proxies, Thomas E. D’Ambra and Mark T. Frost, were selected by the Board of Directors and are officers of the Company.  Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein.  If instructions are not given, properly executed proxies will be voted “FOR” the election of the nominees for director listed in this Proxy Statement.  It is not anticipated that any matters other than the election of directors and ratification of KPMG LLP as the independent auditor for the 2009 fiscal year will be presented at the Annual Meeting.  If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A representative from BNY Mellon Shareowner Services will serve as the Inspector of Elections and will count all votes and ballots.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight members and is divided into three classes, with two Class I directors (Una S. Ryan, Ph.D., O.B.E. and Arthur J. Roth), three Class II directors (Paul S. Anderson, Ph.D., Donald E. Kuhla, Ph.D. and Kevin O’Connor) and three Class III directors (Thomas E. D’Ambra, Ph.D., Anthony P. Tartaglia, M.D. and Veronica G. H. Jordan, Ph.D.).  Directors serve for three year terms with one class of directors being elected by the Company’s stockholders at each Annual Meeting.  Dr. Kuhla has decided to not seek re-election to the Board. The Board of Directors has decided to reduce the number of members of the Board from eight to seven members and reduce the number of Class II directors from three to two directors in accordance with the Company’s by-laws, effective June 3, 2009.

At the Annual Meeting, two Class II directors will be elected to serve until the 2012 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.  The Board of Directors, upon the recommendation of the Nominating Committee, has nominated Paul S. Anderson, Ph.D. and Kevin O’Connor for election as Class II directors.  Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of Paul S. Anderson, Ph.D. and Kevin O’Connor as Class II directors.  Each nominee has agreed to stand for election and to serve, if elected, as director.  However, if a person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect a nominee as a director of the Company.

Recommendation

The Board of Directors of the Company unanimously recommends a vote FOR the election of its nominees as directors of the Company.

The following table sets forth the nominees to be elected at the Annual Meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with the Company currently held by each nominee and Director, the year each nominee’s or continuing director’s current term will expire and each nominee’s and continuing director’s current class.

Name	Positions with the Company	Age	Year First Became Director
Class I–Term Expires in 2011
Una S. Ryan, Ph.D., O.B.E (1)(2)	Director	67	2006
Arthur J. Roth (1)(3)	Director	69	2003

Class II–Term Expires in 2009
Paul S. Anderson, Ph.D.(2)(4)*	Director	70	2002
Kevin O’Connor (1)(4)*	Director	54	2000

Class III–Term Expires in 2010
Thomas E. D’Ambra, Ph.D	Chairman of the Board of Directors, Chief Executive Officer and President	53	1991
Anthony P. Tartaglia, M.D. (2)(3)(5)	Director	76	1995
Veronica G. H. Jordan, Ph.D.(3)(4)	Director	58	2006
______________________
*	Nominee for election.
(1)	Member of Nominating Committee.
(2)	Member of Research & Development Committee.
(3)	Member of Audit Committee.
(4)	Member of Compensation Committee.
(5)	Lead Independent Director.

DIRECTORS AND EXECUTIVE OFFICERS

Albany Molecular Research, Inc.’s executive officers are appointed on an annual basis by, and serve at the discretion of the Board.  Each executive officer is a full-time employee of Albany Molecular Research, Inc.  The directors, nominees and executive officers of Albany Molecular Research, Inc. are as follows:

Name	Age	Positions with the Company
Thomas E. D’Ambra, Ph.D	53	Chairman of the Board of Directors, Chief Executive Officer and President
Mark T. Frost	45	Senior Vice President, Administration, Chief Financial Officer, Treasurer
Steven Hagen, Ph.D	48	Vice President, Pharmaceutical Development and Manufacturing
W. Steven Jennings	57	Senior Vice President, Sales, Marketing and Business Development
Paul S. Anderson, Ph.D. (2)(4)	70	Director
Veronica G. H. Jordan, Ph.D. (3)(4)	58	Director
Donald E. Kuhla, Ph.D (1)(2)	66	Director
Kevin O’Connor (1)(4)	54	Director
Arthur J. Roth (1)(3)*	69	Director
Una S. Ryan, Ph.D., O.B.E (1)(2)*	67	Director
Anthony P. Tartaglia, M.D. (2)(3)(5)	76	Director

BIOGRAPHICAL INFORMATION

Nominees for Election as Class II Directors - Terms Expiring in 2012

Paul S. Anderson, Ph.D. has served as one of our directors since May 2002.  In March 2006, the American Chemical Society bestowed its highest honor upon Dr. Anderson, the 2006 Priestley Medal, for distinguished service in the field of chemistry. Dr. Anderson served as Vice President of drug discovery at Bristol-Myers Squibb Company from 2001 to 2002.  Prior to that, Dr. Anderson served as Senior Vice President of chemical and physical sciences for the DuPont Pharmaceuticals Company from 1998 until 2001 when DuPont Pharmaceuticals Company was acquired by Bristol-Myers Squibb Company.  Dr. Anderson previously served in a number of research and leadership positions at Merck from 1964 to 1998.  Dr. Anderson has served as Chairman of the medicinal chemistry division of the American Chemical Society, Chairman of the Gordon Research Conference on Medicinal Chemistry, and Chairman of the National Institutes of Health Study Section on Bioorganic Chemistry and Natural Products.  In 1997, he served as President of the American Chemical Society.  Dr. Anderson also serves as a director of MDS, Inc., a Canadian life sciences company.  Dr. Anderson obtained a B.S. in chemistry from the University of Vermont and a Ph.D. in chemistry from the University of New Hampshire.

Kevin O’Connor has served as one of our directors since March 2000.  Mr. O’Connor has served as Chief Executive Officer of Tech Valley Communications, a telecommunications company, since July 2000.  Mr. O’Connor previously served as the President of the Center for Economic Growth, Inc., a business-sponsored economic development organization, from February 1992 through July 2000.  Mr. O’Connor also served as a Deputy Commissioner for the New York State Department of Economic Development from September 1987 to February 1992, as a Program Associate for the New York State Governor’s Office from July 1984 to September 1987 and held various positions in the New York State Division of the Budget and the New York State Department of Health from January 1980 to July 1984.  Mr. O’Connor also serves as a director of several private companies and non-profit organizations.  Mr. O’Connor holds a B.A. degree in history and a Masters degree in public administration from the State University of New York College in Brockport.

Incumbent Class I Directors - Terms Expiring in 2011

Arthur J. Roth has served as one of our directors since October 2003.  Mr. Roth previously served as commissioner of the New York State Department of Taxation and Finance from 1999 to 2003.  Prior to his appointment as Commissioner, Mr. Roth was Deputy Commissioner for Operations, New York State Department of Taxation and Finance from 1996 until 1999.  Mr. Roth was a senior consulting director with Coopers and Lybrand from 1992 to 1996 and a founder and managing director of Roth Nobis & Company, an accounting firm serving the manufacturing and service industries, from 1968 to 1992.  Mr. Roth serves as a director for MVP Healthcare and also serves as director for several non-profit companies.  Mr. Roth is a certified public accountant and holds a B.A. degree from Syracuse University.

Una S. Ryan, Ph.D., O.B.E. has served as one of our directors since October 2006.  She is currently President and CEO of Waltham Technologies, Inc. a company in the Clean Water-Clean Energy business.  Concurrently, she holds the position of research professor of medicine at Boston University School of Medicine.  Prior to joining Waltham, she was President and CEO of AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) and also a member of its Board of Directors.  Prior to AVANT, she was director of Health Sciences at Monsanto Company, 1990 to 1993.  Before that, she held a number of positions in academia, including research professor of surgery at Washington University School of Medicine in St. Louis, 1990 to 1994; and professor of medicine at the University of Miami School of Medicine, 1972 to 1989.  Dr. Ryan graduated from England’s Bristol University, with B.Sc. degrees in Zoology, Chemistry, and Microbiology.  In 2009 she received an Honorary D.Sc. from Bristol University.  She received a Ph.D. from Cambridge University.  Dr. Ryan serves on several boards, including the board of BIO, and is past chair of the Massachusetts Biotechnology Council.  In 2002, she was awarded the Order of the British Empire (O.B.E.) for her work to foster and promote biotechnology.

Incumbent Class III Directors – Terms Expiring 2010

Thomas E. D’Ambra, Ph.D. co-founded the Company in 1991 and has served as our Chairman of the Board and Chief Executive Officer since inception.  Dr. D’Ambra was appointed the additional title of President in February 2003, a position he also held from 1991-1998.  Prior to co-founding the Company, Dr. D’Ambra served as the Vice President, Chemistry and co-founder of Coromed, Inc., a traditional development contract research organization, from 1989 to 1991 and Group Leader and Senior Research Chemist with Sterling Winthrop, Inc., a pharmaceutical company, from 1982 to 1989.   Dr. D’Ambra holds a B.A. degree in chemistry from the College of the Holy Cross and a Ph.D. in organic chemistry from the Massachusetts Institute of Technology.

Anthony P. Tartaglia, M.D. has served as one of our directors since October 1995.  Dr. Tartaglia served as a physician with Albany Medical Center from 1984 until his retirement in June 1998 and also served as Dean of Albany Medical College from 1990 to June 1995.  Dr. Tartaglia previously served as Executive Director of the Albany Medical Center Hospital from 1987 to 1990, Senior Vice President for Patient Care of the Albany Medical Center from 1984 to 1987 and as Chief of Medicine at St. Peter’s Hospital in Albany from 1975 to 1984.  Dr. Tartaglia holds a B.S. degree in biology from Union College and an M.D. from the University of Rochester Medical School.

Veronica G. H. Jordan, Ph.D. has served as one of our directors since October 2006.  Dr Jordan is an independent consultant providing senior management expertise to companies developing novel healthcare products and services. Previously she served as president, chief executive officer and board director of Medelle Corporation, a medical device company dedicated to the treatment of infertility.  Prior to joining Medelle, Dr. Jordan served 14 years, 1987-2001, at Parexel International Corporation, a global contract pharmaceutical outsourcing organization that provides clinical research, medical marketing and consulting services.  Dr. Jordan worked at Biogen Incorporated (now Biogen Idec), 1981-1987, as product manager and was ultimately promoted to director of marketing and business development.  In 1979, Dr. Jordan began her industry career in the R&D labs at Baxter International after earning a B.Sc. in Biochemistry from Cambridge University and a Ph.D. in Biochemistry/Cell Biology from Oxford University, and completing a postdoctoral research fellowship at the Dana Farber Institute.

Executive Officers who are not Directors

Mark T. Frost has served as our Chief Financial Officer since December 2004 and was promoted in 2009 to Senior Vice President, Administration, and Chief Financial Officer.  Prior to joining us, Mr. Frost was Vice President, Finance for Smith & Nephew Endoscopy, a global medical device division of S&N PLC, a medical device company, from September 1999 to November 2004.  Prior to that, Mr. Frost spent 14 years in progressively responsible positions at General Electric Company, culminating in his appointment as chief financial officer of GE Capital's Groupe Sovac Auto Financial Services in France.  Prior to becoming CFO, he had been director of financial planning and analysis and deputy managing director and chief financial officer of GE Capital's joint venture in Thailand.  In addition, Mr. Frost held positions within GE Medical, GE's Corporate Audit Staff, and he completed GE's Financial Management Program.  Mr. Frost holds a B.A. degree in International Relations/Economics from Colgate University and has completed graduate coursework at INSEAD.

Steven Hagen has served as our Vice President, Pharmaceutical Development and Manufacturing since September, 2008.   Dr. Hagen is responsible for AMRI’s Chemical Development, Small Scale cGMP Manufacturing, and Large Scale Commercial Manufacturing business components, including operations in Albany/Rensselaer and Syracuse, New York; Hyderabad, India; as well as AMRI’s Large Scale Manufacturing operations in Rensselaer, New York and Aurangabad, India.  Previously, Dr. Hagen was vice president for quality and analytical chemistry and was responsible for Analytical Chemistry, Quality Assurance and Regulatory Affairs for all AMRI locations. Dr. Hagen joined AMRI in 2005 as senior director of analytical quality services. Prior to AMRI, he spent over 10 years at Pfizer in positions of increasing responsibility culminating in director of analytical research and development at Pfizer’s Global Research and Development Division. Before Pfizer, he managed the analytical activities at Ribi ImmunoChem Research, Inc. in support of R&D, production and quality control. Dr. Hagen earned a Ph.D. in biochemistry and a Master’s degree in botany, both from the University of Idaho, as well as a B.A. in biology from Lawrence University.

W. Steven Jennings has served as our Senior Vice President, Sales, Marketing and Business Development since October of 2007.  Mr. Jennings was previously employed with Cyberonics, Inc., a medical device company specializing in devices that treat neurological and psychiatric illness, where he was a key member of the management team and had full responsibility for the strategic direction of a 250 employee sales team.  Mr. Jennings has over 30 years of progressively responsible sales management experience in pharmaceutical sales and marketing, with a majority of his career at Solvay Pharmaceuticals in domestic and international sales management roles.  While at Solvay, Mr. Jennings held positions in product management and marketing in both the US and Europe, having spent a majority of his efforts leading a 450 person sales force in Solvay's Women's Health, Mental Health and Gastroenterology businesses.  Prior to Solvay, Mr. Jennings held sales leadership roles with both Ciba Geigy (now Novartis) and Reed and Carnick Pharmaceuticals.  Mr. Jennings is a graduate of Middle Tennessee State University and earned his Masters of Business Administration from Keller Graduate School of Management.

PROPOSAL 2

The Audit Committee of our Board of Directors has selected KPMG as our independent auditors for the 2009 fiscal year. The Board of Directors has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.  KPMG LLP has audited our financial statements since 2005.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent auditors is not required by our bylaws or otherwise.  However, the Board of Directors is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our shareholders.

A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to ratify the selection of KPMG LLP as the independent auditor for the fiscal year 2009.

Recommendation:

The Board of Directors of the Company unanimously recommends a vote FOR the ratification of the selection of KPMG LLP as the independent auditor for the fiscal year 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors and its Committees

The Board of Directors currently consists of eight (8) members and effective June 3, 2009 will be reduced to seven (7) members.  The Board of Directors is divided into three classes and each year one of those classes must stand for election.  The Board of Directors of the Company held seven (7) formal meetings and five (5) voluntary meeting/conference calls during 2008.  During 2008, each of the incumbent directors then serving attended 100% of the total number of formal meetings of the Board of Directors and of the committees of which they were members.  The Board expects all directors to attend annual meetings of stockholders and all directors were in attendance at the 2008 Annual Meeting of Stockholders.  The Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”), a Nominating and Corporate Governance Committee (the “Nominating Committee”) and a Research and Development Committee (the “Research Committee”).

Independence of Members of the Board of Directors

The Board of Directors has determined that the Company’s non-employee directors, Paul S. Anderson, Ph.D., Veronica G. H. Jordan, Ph.D., Kevin O’Connor, Arthur J. Roth, Una S. Ryan, Ph.D., O.B.E., and Anthony P. Tartaglia, M.D., are independent within the meaning of the director independence standards of the NASDAQ Stock Market, Inc. (“NASDAQ”) and the director independence standards of the Securities and Exchange Commission (“SEC”).  Furthermore, the Board of Directors has determined that each member of the Audit and Compensation Committees of the Board of Directors is independent within the meaning of the director independence standards of NASDAQ and the SEC, and that each member of the Audit Committee meets the heightened director independence standards for audit committee members of the SEC.

The Lead Independent Director.  In this role created on November 9, 2005, Dr. Tartaglia has been assigned several responsibilities designed to enhance board effectiveness, including coordinating and moderating executive sessions of the board’s independent directors, acting as principal liaison between the board and Company management, advising the chair regarding scheduling and content of board meetings, and working with the chairman and independent directors in other areas to improve corporate governance.

The Lead Independent Director meets with the Board of Directors in executive session toward the end of every board meeting.

The Audit Committee

The Audit Committee appoints the independent registered public accountant to audit the Company’s financial statements and to perform services related to such audit, reviews the scope and results of the audit with the independent accountants, reviews the Company’s year-end operating results with management and the independent accountants, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants’ independence.  The Committee has the right to retain outside independent consultants.  The Audit Committee consists of Mr. Roth (Chair) and Drs. Jordan and Tartaglia, each of whom is independent as defined by the applicable rules of Nasdaq and the SEC, and as affirmed by the Board of Directors.  The Board of Directors has determined that Mr. Roth qualifies as an “audit committee financial expert” as such term is defined by the rules adopted by the SEC.  The Audit Committee held six (6) meetings during 2008.  A copy of the Audit Committee Charter is available on the Company’s website at www.amriglobal.com under the Investor Relations section.

The Compensation Committee

The Compensation Committee reviews and recommends the compensation arrangements for executive officers, including the Chief Executive Officer, and reviews general compensation levels for other employees as a group, determines equity-based awards to be granted to eligible persons under the Company’s 2008 Stock Option and Incentive Plan (the “2008 Stock Plan”) and Technology Development Incentive Plan and takes such other action as may be required in connection with the Company’s compensation and incentive plans.  The Compensation Committee also reviews and recommends compensation for the Board of Directors.  The Compensation Committee consists of Drs. Jordan (chair) and Anderson, and Mr. O’Connor, each of whom is independent as defined by the applicable rules of NASDAQ and the SEC, and as affirmed by the Board of Directors. The Compensation Committee held five (5) meetings during 2008.  A copy of the Compensation Committee Charter is available on the Company’s website at www.amriglobal.com under the Investor Relations section.

The Compensation Committee has the right to retain and dismiss outside independent consultants. In 2006, the Compensation Committee engaged an independent outside compensation consultant, Presidio Pay Advisors, Inc. (“Presidio”) of San Francisco, CA to advise it on matters related to the executive officers and board compensation.  In consultation with Presidio, the Compensation Committee determined appropriate peer group comparison data and determined compensation levels for directors and executives for 2007 and 2008.  Then, in mid-2008, the Compensation Committee subsequently engaged an independent outside compensation consultant, Pearl Meyer & Partners of Boston, MA, (“PM&P”) to update and supplement the information related to the executive officers and board compensation and to update peer group data.  PM&P participated in Compensation Committee meetings during the second half of 2008 and early 2009.  In consultation with PM&P, the Compensation Committee made certain determinations discussed below regarding 2008 full year compensation levels for executive officers and board members.

The Nominating Committee

The Nominating Committee consists of Messrs. O’Connor (Chair) and Roth, and Drs. Kuhla and Ryan.  Drs. Ryan and Kuhla and Messrs. O’Connor and Roth are independent for purposes of the listing standards of NASDAQ.  The Nominating Committee is responsible for the implementation of the Company's Corporate Governance Guidelines.  The Committee evaluates the performance of the CEO and the Board of Directors.  In addition, the Committee makes recommendations to the Board of Directors of candidates for election to the Board of Directors.  In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers the minimum qualifications set forth in the Nominating Committee Charter including:

•	the highest personal and professional integrity,
•	demonstrated exceptional ability and judgment,
•	effectiveness, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company’s stockholders,
•	the nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition,
•	the nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve and;
•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director including retaining outside independent consultants.  The Committee may assess the size of the Board of Directors, the need for particular expertise on the Board, the upcoming election cycle of the Board of Directors and whether any vacancies are expected, due to retirement or otherwise.  In the event that vacancies are anticipated or otherwise arise, the Committee will consider various potential candidates for director which may come to the Nominating Committee’s attention through current directors, professional search firms, stockholders or other persons.  The Nominating Committee will consider candidates recommended by stockholders, when the nominations are properly submitted, under the criteria summarized above.  Following verification of the stockholder status of persons proposing candidates, the Nominating Committee makes an initial analysis of the qualifications of any recommended candidate pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board of Directors before deciding to undertake a complete evaluation of the candidate.  The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders.  See "Submission of Stockholder Proposals for 2009 Annual Meeting" in this Proxy Statement.  The Nominating Committee held two (2) meetings during 2008.  A copy of the Nominating Committee Charter is available on the Company’s website at www.amriglobal.com under the Investor Relations section.

The Research & Development Committee

The Research & Development Committee was established by the Board of Directors in April 2005 and consists of Drs. Anderson (Chair), Kuhla, Ryan and Tartaglia.  The Research & Development Committee assists the Company in evaluating research and development issues and decisions, provides oversight of the Company’s R&D initiatives, and provides an informed perspective on research and development efforts to the Board of Directors.  The Research & Development Committee held four (4) meetings during 2008.  A copy of the Research & Development Committee Charter is available on the Company’s website at www.amriglobal.com under the Investor Relations section.

Stockholder Communication

The Board of Directors welcomes the submission of any comments or concerns from stockholders and any interested parties.  Communications should be addressed to Michael P. Williams, Secretary, Albany Molecular Research, Inc., 26 Corporate Circle, P.O. Box 15098, Albany, NY 12212-5098 and marked to the attention of the Board of Directors or any of its committees or individual directors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the Chief Executive Officer and the Chief Financial Officer.  The Code of Business Conduct and Ethics is available on the Company's website, www.amriglobal.com, under the Investor Relations section.  Any amendments to, or waivers of, the Code of Business Conduct and Ethics which applies to any of our executive officers or directors will be disclosed on our website promptly following the date of such amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS

We provide a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive, long-term equity incentive grants, a broad-based benefits program, and in some instances non-recurring perquisites.

We believe the total compensation paid to executive officers should be closely aligned with our performance on both a short and a long-term basis.  This Compensation Discussion and Analysis explains our compensation philosophy and policies and practices with respect to our chief executive officer, chief financial officer, and the other two most highly-compensated executive officers, who are collectively referred to as the named executive officers.

The Objectives of our Executive Program

The Compensation Committee of the Board of Directors is composed of independent directors.  The primary purpose of the committee is to review, oversee, and evaluate our executive compensation policies, strategies and programs.

Our executive compensation programs are designed to achieve the following objectives:

•
Attract and retain key executive talent by providing compensation and benefit opportunities that are comparable to those offered by life science, biotech, research and other technology industry appropriate companies of similar size.

•	Provide a competitive total compensation package based on an executive meeting or exceeding annually defined short- and long-term business goals that align with the creation of shareholder value.
•	Recognize, and reward individual contributions to departmental and overall business results.
•	Foster a shared commitment among executives to meeting departmental and company goals while promoting the company’s shared core values.

Compensation Philosophy and Principles

Our compensation philosophy for our executive officers is to provide base salary at or slightly below the median for the comparator industry and company size and supplement the difference in total compensation with performance-based short and long term incentives to provide a competitive total compensation opportunity.

We strive to attract and retain executives with the ability and the experience necessary to lead and deliver strong performance to our shareholders by providing a total compensation package that is competitive.  We benchmark our salary, target incentive levels and practices, as well as performance results in relation to other comparable industry companies of similar size in terms of revenue, number of employees and market capitalization.  This group of companies represents an appropriate peer group and includes similar organizations with whom we would compete for executive talent.  We periodically review the companies in our peer group.

Because we maintain a balanced compensation approach featuring a variety of elements designed to achieve the Company's short- and long-term objectives, we do not believe that the program is structured to promote inappropriate risk-taking by our executives, nor do we believe that a focus on near-term challenges in 2009 will ultimately detract from our ability to progress toward our long-term objectives.  Our program has always been designed to ensure that long-term incentives are an important element of core compensation.  In addition, specific elements of the program operate to moderate risk-taking behavior.  For instance, our annual cash incentive award program has maximum limits of payout that can be attained.  Furthermore, we believe that in evaluating and approving specific individualized performance goals for our executives, the Compensation Committee is cognizant of and sensitive to the need to properly align management's incentives with the overall strategic objectives of the Company.

Comparative Consideration

The Compensation Committee engaged Presidio to conduct a review of comparable compensation practices for the executive officer group.  Each position in the senior executive team including the CEO, CFO, and the other named executive officers was benchmarked against a comparator group of publicly traded peer companies. This “Comparator Group” consisted of:

Array Biopharma, Inc.	Meridian Bioscience, Inc.
Bradley Pharmaceuticals, Inc.	Millennium Pharmaceuticals, Inc.
Caliper Life Sciences	Myriad Genetics, Inc.
Cambrex Corporation	Nektar Therapeutics
Cubist Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.
Digene Corporation	Noven Pharmaceuticals, Inc.
eResearch Technology, Inc.	PDL Biopharma, Inc.
InterMune, Inc.	PharmaNet Development Group, Inc.
Kendle International, Inc.	Regeneron Pharmaceuticals, Inc.
Life Sciences Research	Techne Corporation
Ligand Pharmaceuticals, Inc.	Vertex Pharmaceuticals, Inc.

The data obtained from the Comparator Group was used to make compensation related decisions for the executives in 2008.

In mid 2008, the Compensation Committee updated and supplemented the information presented by Presidio by engaging a new consultant, PM&P.  The Compensation Committee along with PM&P expended significant effort and discussion in determining an appropriate peer group on which to gauge our compensation practices.

The companies included in the “Peer Group” included the following:

Affymetrix, Inc.	Luminex Corp.
Caliper Life Sciences, Inc.	Meridian Bioscience, Inc.
Cambrex Corporation	Myriad Genetics, Inc.
Enzo Biochem, Inc.	Pharmanet Development Group, Inc.
eResearch Technology, Inc.	Symyx Technologies, Inc.
Illumina, Inc.	Techne Corp.
Kendle International, Inc.

The Committee, in consultation with PM&P, focused the Peer Group on companies in the life sciences industry that are contract research organizations, contract manufacturers and companies that provide research related services and products to the life sciences industry.  Pure pharmaceutical companies were not included in the Peer Group as the Committee and PM&P both feel those companies are not appropriate comparables.

In addition to the proxy data collected from the Comparator Group and Peer Group, established published surveys of life sciences, biotechnology, research and other technology industries are used to assess our estimates of competitive market pay levels and practices.  The benefit of published survey data is the large sample size of incumbents within companies of similar size and industry.  The larger sample size, relative to publicly disclosed compensation data of our peers, increases the reliability of the data.

We review median compensation levels for executives for the comparator group and companies represented in the surveys, but we do not set specific target range related to industry peers for individual executive compensation decisions.  The median is used as one point of reference in making compensation decisions.

Key Compensation Elements

Factors Used in Determining Pay

The table below provides an overview of the elements, purpose and determination factors of the three core compensation elements used in our current compensation program.

Compensation Element	Purpose	Determinations and Adjustments	Deliverable
Base Salary and Benefits	Attract and retain executive officers through competitive pay and benefit programs
Individual performance, experience, tenure, competitive market data and trends, internal equity among positions within the Company with similar responsibilities executive potential and the Company’s business outlook
Base salary – fixed bi-weekly cash payments Benefits – annual health and welfare insurance, retirement savings programs and stock purchase programs

Annual Non-Equity Incentive Award	Create an incentive for the achievement of pre-defined annual business objectives
For target non-equity percentages – competitive market data and trends and internal equity among positions within the Company with similar responsibilities

For actual non-equity payouts – performance against pre-established criteria in the annual cash incentive plan and individual performance
Annual variable cash payout

Long-Term Incentive Plan
Align the interests of executive officers over a multi-year period directly with the creation and preservations of long-term shareholder value while creating appropriate recruiting and retention incentives through the use of multi-year vesting schedules

Annual award – individual performance, company performance, internal equity among positions within the Company with similar responsibilities and executive potential

New hire, promotion and special awards – internal equity among positions within the Company with similar responsibilities and market data and trends

Annual award – delivered using approximately 50% restricted stock awards and approximately 50% stock option awards

New hire, promotion and special awards – time-based restricted stock awards and stock option awards

Each element of compensation outlined above is considered both individually and collectively when considering compensation matters.  Compensation adjustments also consider the interrelation between each compensation element to ensure that the entire program is appropriately aligned.  In addition, the Committee may also apply discretion in determining specific compensation levels of individual executives.  The compensation program is evaluated annually taking into consideration evolving changes to the existing business strategy and plans of the Company.

The Compensation Committee considers recommendations regarding the level of compensation paid to executive officers when compared to competitive market data, and seeks input from the Chief Executive Officer and the Committee’s independent compensation consultant.  In addition, the Chief Executive Officer assesses each executive officer’s contributions to the business and his ability to execute on our long-term strategy when making recommendations to the Committee regarding compensation, but cannot unilaterally implement compensation changes for any executives reporting directly to him.  The Chief Executive Officer does not participate in the determination of his own compensation.  The Committee regularly evaluates the CEO’s performance and reviews its discussions regarding our Chief Executive Officer’s performance and compensation with the full Board prior to communicating compensation decisions to our Chief Executive Officer.

Base Salary

It is our objective to have base salary reflect position responsibilities and the incumbent or potential incumbent’s value to the company in performing job responsibilities.  Executives are considered for periodic merit and competitive pay increases, generally on an annual basis, in the first quarter of the fiscal year.  Each of our named executive officers are covered by an employment agreement.  Minimum salaries are set in the agreement for the executives.  These minimums have been determined by the company and reviewed and confirmed with the Compensation Committee based on a variety of factors.

The CEO conducts a formal annual performance review for each executive in accordance with company policy and guidelines.  The Board of Directors conducts reviews of the performance of the CEO on an ongoing basis and, upon the recommendation of the Compensation Committee, meets to discuss the committee’s salary recommendation for the CEO during the first quarter of the year.  At this meeting, the base salary recommendations of the CFO and other executives are discussed.  The performance review and other factors noted above are considered.

In light of the competitive market data provided by Presidio and in recognition of the fact that Dr. D’Ambra has declined significant salary increases and long-term equity compensation in the past, the Compensation Committee recommended and the board approved an annual increase in base salary for Dr. D’Ambra effective in March of 2008.  Mr. Frost was awarded a merit pay increase in 2008. At the beginning of 2008, Dr. Hagen’s base salary was $210,000.  Dr. Hagen received a merit pay increase in March 2008 to $220,000.  In September 2008, Dr. Hagen was promoted to the role of Vice President of Pharmaceutical Development and Manufacturing.  As a result of this promotion, Dr. Hagen received a pay increase to $260,000.  Mr. Jennings was hired in October of 2007 and did not receive an increase in 2008 due to the short-time frame from his date of hire. The following table provides information regarding pay increases provided to our executive officers in 2008:

Name	2008 Base Salary	New Base Salary	Amount of Base Salary Increase
Dr. D’Ambra	$420,000	$500,000	19%
Mr. Frost	$300,000	$312,000	4%
Mr. Jennings	$260,000	$260,000	NA
Dr. Hagen (1)	$210,000	$260,000	24%
______________________
(1)	Dr. Hagen received a merit pay increase to $220,000 in March 2008 and an additional pay increase upon his promotion in September, 2008.

Annual Non-Equity Incentive Plan Awards

Our compensation program provides for an annual non-equity incentive award that is linked to individual, department and company performance.  The purpose of this program is to provide additional compensation for individuals based on attaining or exceeding individual specific, department specific and/or corporate goals.  Goals and objectives for the fiscal year are recommended by the CEO and approved by the Compensation Committee.  Specific goals and objectives for the CEO are set by the Compensation Committee.

The non-equity incentive program is designed to motivate and reward achievement of critical financial and strategic goals and milestones.  Non-equity incentive awards are earned for achieving target performance levels with potential for greater or lesser amounts and are designed to motivate the executive team to achieve or exceed financial performance goals to receive an award. No non-equity incentive is awarded if performance goals are not met.

At the beginning of each year, our Compensation Committee approves the corporate, department and individual goals under the non-equity incentive program and using competitive market practices as a guide, establishes the potential non-equity incentive payouts for each named executive officer at threshold, target and superior performance levels.   The following table outlines the threshold, target and superior payouts that an executive may receive (expressed as a percent of base salary).

NEO’s Potential Non-Equity Incentive Payouts (% of Base Salary)

	Threshold	Target	Superior
Dr. D’Ambra	17.5%	35%	52.5%
Mr. Frost	12.5%	25%	37.5%
Mr. Jennings	10.5%	25%	32.5%
Dr. Hagen	10.5%	25%	32.5%

The following table outlines the specific weighting, by executive, for corporate versus department/individual goals and objectives.

	% Non-Equity Award Based on Corporate Performance Measurements	% Non-Equity Award based on Department/ Individual Measurements
Dr. D’Ambra	50%	50%
Mr. Frost	40%	60%
Mr. Jennings	N/A	100%
Dr. Hagen	30%	70%

The portion of the executive’s non-equity award that was calculated on corporate performance measurements in 2008 was based on December 31, 2008 goals and results for:

•	Contract revenue (Exclusive of Allegra/other royalty revenue)
•	Operating margin (Exclusive of Allegra/other royalty revenue)
•	Safety (Incident rate as compared to goals)

Dr. D’Ambra’s individual goals were very closely aligned with the financial margin/profitability and revenue goals of the corporation, along with attaining specific business related goals and milestones.  Mr. Frost’s individual goals were closely aligned with the financial performance of the corporation and also were reflective of the corporation’s goals and initiatives in risk management, systems, service and leadership development.  Mr. Jennings goals were based on attaining specific revenue, margin and business development goals by segment, as well as organizational effectiveness goals focused on the sales/business development department.  Dr. Hagen’s goals were based on margin and productivity targets and initiatives for the corporation’s analytical quality services/regulatory affairs operations, as well as growth and leadership development targets for areas of the business for which he was responsible.

Goals are set whenever possible by identifying metrics for threshold, target and superior levels of performance.  The Goals are designed to be in line with business objectives and are tied to the internal corporate budgeting process.  The target goal is determined using prior year attainment, market conditions and setting reasonable performance expectations.  Threshold and superior goals are established setting reasonable baseline and overachievement metrics, respectively.  The Company is not disclosing the specific performance targets for the key strategic and financial goals because they represent confidential commercially sensitive information that the Company does not disclose to the public and it believes if disclosed would cause competitive harm.  Goals such as improving product development on time performance, market share targets, cost reduction targets for materials, achieving milestone dates, achieving margin goals, and describing revenue targets for services are inherently competitive and if disclosed provide valuable insight of specific customers, markets, and areas where the Company is focusing.  Goals, such as those whose focus is to improve competitive positioning, are naturally challenging due to the strong competition within the markets in which the company operates.

The Company also maintains a Technology Development Incentive Plan which was adopted and approved by the Board of Directors as an incentive to stimulate and encourage development of novel and innovative technology.  Employees who are the inventors and involved in the development of intellectual property that directly results in licensing, royalty or milestone revenue are entitled to technology incentive compensation in accordance with the plan.  Dr. D’Ambra, named as the inventor in our key Allegra patents, is eligible for payments of 10% of the royalties from Sanofi Aventis under the terms of the Technology Development Incentive Plan.

Fiscal Year 2008 Non Equity Award Decisions

The Corporate performance results for contract revenue, operating margin and safety related metrics were all “Superior”.  Despite the deterioration of economic conditions during the second half of 2008, the company surpassed all metrics that were established for full year 2008.  Total contract and milestone revenue without royalties for Allegra for the full year ended December 31, 2008 was $201 million versus $165 million for full year 2007. Operating Margin without royalties for Allegra for full year ended December 31, 2008 was $2.6 million compared to a loss of $12.7 million in 2007.  The Company’s OSHA reportable incident rate and DART (Days Away and Restricted Time) rate were well below metrics in consideration of industry standards and previous company experience. This in combination with the results of each executive’s performance relative to their specific department/individual goals represents the total non-equity incentive payment for each executive for 2008 as detailed in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Long Term Incentive Compensation

We maintain a long-term incentive program that provides for periodic awards of common stock and other option awards.  Grants are typically made on an annual basis as designated by the CEO and approved by the Compensation Committee.  The objective of the program is to align compensation for the named executive officers over a multi-year period directly with the interests of our shareholders.  In addition, this program is an important tool in the recruiting and retention of key employees.  The program rewards the creation and preservation of long-term shareholder value.

We review the mix of long-term incentives, base salary and non-equity incentive payments with competitive market compensation data provided by an independent outside consultant.  There is no specific fixed percentage of compensation set to be targeted as long term compensation.  It has been the Company’s practice for an annual award to be made by the Compensation Committee to executives and key employees.

The Compensation Committee delegated authority to the Chief Executive Officer to allocate equity awards to employees who are not executive officers with limits on the number of shares that can be granted to any one individual without Committee approval.  The timing of awards are made without regard to anticipated earnings or other major announcements of the company.

In general, certain newly hired employees, including executive officers, are granted stock options and/or other equity awards on the first day of employment, with the options having an exercise price based on the fair market value of our common stock on the date of grant.  The employees’ start dates are scheduled without regard to anticipated earnings or other major announcements by the company.

Executives may also be awarded stock options or grants as a means of long-term incentive compensation outside of the scheduled annual distribution.  Grants of this nature above a stated level, as with the annual grant, must be recommended by the CEO and reviewed and approved by the Compensation Committee, and are generally awarded for specific exceptional performance, recognition, promotion, retention of a key employee, new employment packages or other extraordinary circumstances.

The equity awards provided to each executive in 2008 are detailed in the Outstanding Equity Awards at 2008 Fiscal Year End Table.

Mix of Restricted Stock and Stock Options

In 2008 the company, acting with the approval and oversight of the Compensation Committee, reviewed the mix of restricted stock and stock options granted to executives.  The provisions of our stock incentive plan provides for the distribution of a number of potential equity vehicles, however we have primarily utilized only incentive stock options and restricted stock grants to date.

In 2008 the Compensation Committee approved a long-term incentive grant for executives that represented a mix of restricted stock and non-qualified stock options.  The mix was established such that 50% of the grant for the named executives was designated as restricted stock, while 50% was designated as non-qualified stock options.  Because restricted stock shares are “full value” awards, we consider one share of restricted stock to have the equivalent value of three stock options.  Our CEO, Thomas D’Ambra, did not receive any stock or option award in acknowledgement of his request not to participate in order to minimize dilution and make more shares available for other employees.  As a founder of the Company, Dr. D’Ambra’s already owns significant holdings of Company stock.  The Compensation Committee made the determination to acknowledge Dr. D’Ambra’s wishes to not be granted additional shares or options in 2008.

In determining the use of long-term incentive instruments for 2008, the Committee considered the following factors:

•
The ‘at risk’ nature of the grant - Non-qualified stock options drive an executive to contribute to the creation of shareholder value through an increase in stock price in order to recognize any income at the time of exercise.  This puts the option holdings at risk of generating no value if shareholders do not also recognize an increase in stock price.

•
The dilutive impact of the grant, as restricted stock under our plan require fewer number of shares to be granted to provide the same competitive value as options, and therefore the dilution effect on earnings per share is generally lower with restricted stock.

•	The impact of FAS 123(R) stock option expensing.
•	The tax implications to the company and employee depends on the vehicle used.
•	The value of each form of equity grant to the employee as a motivation and/or retention tool.
•	The number of shares granted to an executive relative to industry comparables.

Following the review of these factors, the committee concluded that the benefits to the Company and to the executives of non-qualified stock options outweighed the benefits for incentive stock options.

Employment Agreements

We have entered into employment agreements (see “Potential Payments upon Termination or Change-in Control” below) with all of our named executive officers, Dr. D’Ambra, Mr. Frost, Dr. Hagen, and Mr. Jennings.  These agreements provide for a certain level of severance in the event of a termination of employment by us without cause or by the executives for good reason.  In return, each executive agrees, during the term of employment and for two years thereafter, not to compete with us or solicit our employees and independent contractors.  We have also entered into Employee Innovation, Proprietary Information and Post-Employment Activity Agreements with each of our named executive officers.  Under these agreements, each executive agrees, during the term of employment and for two years thereafter, or for one year in the case of Mr. Frost, not to compete with the Company by engaging in the sale or performance of any similar services for competitors in our industry or to solicit our employees.  We believe that these agreements together are fair to our executives and to our shareholders because these agreements provide severance in exchange for the restrictive covenants which protect us.  Further, because the severance level is negotiated up front, it makes it easier for our board to terminate executives for any reason without the need for protracted negotiations.

The employment agreements with our named executive officers also provide additional protection to the officers in the event of a change in control, including full vesting of stock options and restricted stock, and in the case of Dr. D’Ambra, additional severance.  Consistent with industry practice, our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of equity grants upon a change in control.  By agreeing up front to provide such protection, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and ensure that management is motivated to negotiate the best merger consideration for our shareholders.  The employment agreements also provide tax gross-up payments to Dr. D’Ambra, Mr. Frost, and Mr. Jennings in the event they become subject to the 20% golden parachute excise tax.  In agreeing to this, our Compensation Committee believes that this is important in recruiting and retaining our key employees.  Dr. Hagen’s employment agreement does not provide for tax gross-up payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors and the Directors who served as members of the Compensation Committee during 2008 have reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussions, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Compensation Committee

Veronica G.H. Jordan, Ph.D., Chairwoman
Paul S. Anderson, Ph.D.
Kevin O’Connor

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes, for the year ended December 31, 2008, the compensation awarded or paid to, or earned by, our “principal executive officer,” “principal financial officer” and the two other highest paid executive officers whose total compensation in fiscal year 2008 exceeded $100,000 (our “Named Executive Officers”):

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total

Thomas D'Ambra, Ph.D	2008	$484,615	$—	$—	$—	$202,750	$—	$2,783,079	$3,470,444
Chairman, President & CEO	2007	$416,514	$—	$—	$—	$30,660	$—	$2,730,693	$3,177,867
	2006	$390,385	$—	$—	$—	$75,000	$—	$2,714,068	$3,179,453

Mark Frost	2008	$309,692	$—	$38,280	$188,013	$95,550	$—	$8,450	$639,985
Chief Financial Officer	2007	$293,808	$—	$30,308	$190,999	$39,390	$—	$8,620	$563,125
	2006	$266,300	$—	$21,674	$181,371	$35,149	$—	$8,400	$512,894

W. Steven Jennings	2008	$260,000	$—	$30,880	$75,897	$70,668	$—	$36,296	$473,741
Senior Vice President	2007	$55,000	$—	$7,720	$18,870	N/A	$—	$34,775	$116,365

Steven Hagen, Ph.D	2008	$231,189	$—	$54,593	$10,260	$80,600	$—	$8,250	$384,892
Vice President

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008, 2007 or 2006 fiscal year for the fair value of the Restricted Stock granted to each executive officer in accordance with SFAS 123R.  For restricted stock, fair value is calculated using the closing price of our stock on the date of the grant.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008, 2007 or 2006 fiscal year for the fair value of stock options granted to each of the named executives in accordance with SFAS 123R.

(3)
This column represents earnings derived from payments from our annual incentive program.  Each named executive received a payment based on the achievement of personal, departmental and corporate goals set for 2008, 2007 or 2006.

(4)	See the ‘All Other’ Compensation Table below for additional detailed information.

All Other

	Year	Payments Related to 401(k) Match (1)	Value of Life Insurance Premiums (2)	Tech Development Incentive Program (3)	Employment Sign-on Bonus (4)	Relocation (5)	Total
D'Ambra	2008	$10,250	$900	$2,771,929	$—	$—	$2,783,079
	2007	$10,250	$870	$2,719,573	$—	$—	$2,730,693
	2006	$10,000	$900	$2,703,168	$—	$—	$2,714,068
Frost	2008	$7,550	$900				$8,450
	2007	$7,750	$870	$—	$—	$—	$8,620
	2006	$7,500	$900	$—	$—	$—	$8,400
Jennings	2008	$10,250	$750			$25,296	$36,296
	2007	$2,000	$65	$—	$20,000	$12,710	$34,775
Hagen	2008	$7,500	$750				$8,250

(1)
This column reports company matching contributions to the named executives’ 401(k) savings account. Subject to caps imposed by the IRS, we provide a net contribution equal to 50% of salaried employees’ contribution to the 401(k) savings plan up to a maximum of 10% of salary.

(2)
This column represents taxable value of premiums made on the part of the company to cover Term Life Insurance for each of the named executive officers in the amount of two (2) times their base salary of the prior calendar year.

(3)
AMRI maintains a Technology Development Incentive Plan. In 2008, Dr. D’Ambra was eligible for a payment under the Plan in the amount of $2,771,929.  Dr. D’Ambra, named as the inventor in our key Allegra patents, is eligible for payments of 10% of the royalties received from Sanofi Aventis under the terms of the Technology Development Incentive Plan.

(4)	This column represents the value of the "employment bonus" paid to the executive as a hiring incentive to assume a new role with AMRI. Mr. Jennings began his employment with AMRI on October 1, 2007.

(5)
This column represents the value of the relocation benefits incurred by the company on the behalf of relocating executives.  Mr. Jennings relocated to the Albany NY area to assume his new role at AMRI.  The numbers here reflect temporary living, transportation and tax gross up benefits incurred in 2007 and 2008.

Grants of Plan Based Awards

The following table provides information pertaining to equity awards granted to the named executives (a) in 2008:  (b), (c) and (d) represent the non-equity incentive award potential for the named executive officers for the attainment of an incentive payout at the listed level, as explained in “Annual Non-Equity Incentive Awards” section of this document; The grant date of option and/or stock awards (e); The number of restricted shares underlying the stock awards awarded to the named executives (f); The number of shares underlying option awards awarded to the named executives (g). These columns (h) and (i) show the full grant date fair value of restricted stock awards and stock options under SFAS 123R granted to the named executives, in 2008.  Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule.  For restricted stock awards, fair value is calculated using the closing price of AMRI stock on the grant date.  For stock options, fair value is calculated using the Black Scholes value on the grant date.  The fair value shown for restricted stock awards and option awards are accounted for in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 1 of the AMRI financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC.  These amounts reflect the company’s accounting expense, and do not correspond to the actual value that will be recognized by the named executives.

Grants of Plan Based Awards

				Option and Stock Awards
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1):				All other Stock Awards: Number of Shares of Stock or units	All other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Name	Threshold ($)	Target ($)	Superior ($)	Grant Date	(#) (2)	(#) (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Thomas D'Ambra, Ph.D.	$87,500	$175,000	$262,500	NA	NA	NA	NA	NA
Chairman, President and CEO

Mark Frost	$39,000	$78,000	$117,000	3/17/2008		12,000	$11.21	$53,640
Chief Financial Officer				3/17/2008	4,000			$44,840

W. Steven Jennings	$27,300	$65,000	$97,500	NA	NA	NA	NA	NA
Senior Vice President

Steven Hagen	$27,300	$65,000	$97,500	3/17/2008		7,500	$11.21	$33,525
Vice President				3/17/2008	2,500			$28,025
				11/3/2008		15,000	$13.20	$84,450
				11/3/2008	5,000			$66,000

(1)
Columns (b), (c), and (d) reflect the Named Executive Officer’s (NEO) potential payments for attaining the level “Threshold”, “Target” or “Superior” for attainment of their 2008 Goals and Objectives. The actual payment for the level of attainment achieved by the NEO for the 2008 Goals and Objectives is listed in the Summary Compensation table in the column titled “Non-Equity Incentive Compensation”.

(2)
Restricted stock and non-qualified stock option awards vest in accordance with the vesting schedule stipulated in the AMRI 1998 Stock Option and Incentive Plan; 60% vested on the third anniversary, 20% on the fourth anniversary and the final 20% on the fifth anniversary of the grant.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock options and stock awards exercised and vested, respectively, during 2008 for the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($) (1)	(#)	($) (2)

Thomas D'Ambra, Ph.D.	—	—	—	—
Chairman, President and CEO

Mark Frost	—	—	6,000	$66,150
Chief Financial Officer

W. Steven Jennings	—	—	—	—
Senior Vice President

Steven Hagen	—	—	7,200	$73,980
Vice President

(1)
Value realized is calculated on the basis of the difference between the exercise price and the closing price of our Common Stock as reported on NASDAQ on the date of the exercise, multiplied by the number of shares of Common Stock underlying the options.

(2)	Value realized is calculated on the basis of the closing price of our Common Stock as reported on NASDAQ on the date of the exercise, multiplied by the number of shares of Common Stock that vested.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table provides information on the current holdings of stock option and stock awards by the named executives.  This table includes unexercised and unvested option awards and restricted stock.  Each equity grant is shown separately for each named executive.

The vesting schedule for each grant is based on the option or stock award grant date.  The vesting schedule for each grant is:  60% vests on the third anniversary of the grant, 20% vests on the fourth anniversary of the grant and the final 20% vests on the fifth anniversary of the grant.  The lone exception to this vesting schedule is the grant on December 3, 2004 for Mr. Frost.  Options granted in this award vest based on the schedule:  25% vest on the attainment of one year of service, 6.25% vest in each of following 12 calendar quarters of service.

The market value of the stock awards is based on the closing market price of AMRI stock as of December 31, 2008, which was $9.74.

Outstanding Equity Awards at 2008 Fiscal Year End (1)

	Option Awards						Stock Awards
	Option	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option	Option Exercise Price	Option Expiration	Stock	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	(#)	(#)	(#)	($)	Date	Grant Date	(#)	($)
Thomas D'Ambra, Ph.D. (2)
Chairman, President and CEO

Mark Frost	12/3/2004	120,000		N/A	$11.11	12/3/2014	3/11/2005	4,000	38,960
Chief Financial Officer	5/5/2006		7,200		$10.03	5/5/2016	5/1/2006	3,600	35,064
	3/5/2007		12,000		$9.34	3/5/2017	3/5/2007	4,000	38,960
	3/17/2008		12,000		$11.21	3/17/2018	3/17/2008	4,000	38,960

W. Steven Jennings	10/1/2007		60,000	N/A	$15.44	10/1/2017	10/1/2007	10,000	97,400
Senior Vice President

Steven Hagen	3/5/2007		3,000	N/A	$9.34	3/5/2017	11/14/2005	4,800	46,752
Vice President	3/17/2008		7,500		$11.21	3/17/2018	5/5/2006	2,500	24,350
	11/3/2008		15,000		$13.20	11/3/2018	11/10/2006	5,000	48,700
							3/5/2007	1,000	9,740
							11/3/2008	5,000	48,700

(1)	The Company does not issue shares, units or rights as part of equity incentive plan awards and therefore has eliminated these columns from the above chart.

(2)	Our CEO, Thomas D’Ambra did not receive any stock or option award in acknowledgement of his request.

Agreements with Named Executive Officers

The Company is party to employment agreements with the Named Executive Officers, Dr. D’Ambra, Mr. Frost, Dr. Hagen and Mr. Jennings.  The terms of the agreements are substantially similar, except with respect to stated minimum annual base salary, and as differentiated for the CEO and set forth below with respect to termination of employment upon a change of control.

If the Company elects not to extend Dr. D’Ambra’s employment agreement for any reason, or if his employment is terminated by the Company without cause (as defined in the employment agreement) or by him upon a material breach of the agreement by the Company, the Company will continue to pay him his base salary for two years, plus non-equity incentive awards.  The other named executive officers have similar provisions, however, they will be paid for a period of one year.

If there is a change of control (as defined in the employment agreements) and within two (2) years following a change in control the executive’s employment is terminated without cause or the executive resigns for good reason (as defined in the employment agreement), then such executive will be entitled to receive a severance amount equal to the sum of a multiple of (i) the executive’s annual base salary, plus (ii) the executive’s non-equity incentive award received in respect of the immediately preceding year.  The multiple of the base salary and non-equity incentive award to be paid by the Company to Dr. D’Ambra upon the termination of his employment following a change of control is three times, and the multiple of base salary and non-equity incentive award to be paid by the Company to Mr. Frost, Dr. Hagen, and Mr. Jennings, upon the termination of their employment following a change of control is one times salary.

The Company has also entered into Employee Innovation, Proprietary Information, and Post-Employment Activity Agreements with its Named Executive Officers.  Each agreement provides that, among other things, during the twenty four (24) month period immediately following the termination of his employment with the Company, the Named Executive Officer, except in the case of Mr. Frost whose agreement provides for a twelve (12) month period, will not engage, directly or indirectly, in the sale or performance of any services for a customer for whom he performed services at any time during the twelve-month period immediately preceding the termination of his employment, nor solicit the company’s employees during that period.

Potential Payments upon Termination or Change-in-Control

The table below details the potential payments to the executives under the circumstances of termination that is listed.

The amounts listed in the table represent the total payment to be made for that compensation/benefit element, not an annual amount.

Potential Payments Upon Termination or Change-in-Control

		Voluntary				Involuntary

Payments and Benefits	Name	Employee Termination Without Good Reason	Employee Termination upon Company Breach	Termination Without Cause	Termination for Cause	Termination upon Death or Disability (7)	Change of Control Without Termination (8)	Termination after Change-in-Control (9)
Cash Severance (1)	D'Ambra	—	1,000,000	1,000,000	—			1,500,000
	Frost	—	312,000	312,000	—			312,000
	Jennings	—	260,000	260,000	—			260,000
	Hagen	—	260,000	260,000				260,000

Bonus Component (2)	D'Ambra	—	405,500	405,500	—	202,750	—	608,250
	Frost	—	95,550	95,550	—	95,550	—	95,550
	Jennings	—	70,688	70,688	—	70,668	—	70,668
	Hagen	—	80,600	80,600	—	80,600	—	80,600

Stock Options (3)	D'Ambra
	Frost			4,800		4,800	4,800	4,800
	Jennings			—	—	—	—	—
	Hagen			1,200		1,200	1,200	1,200

Restricted Stock (3)	D'Ambra
	Frost			151,944		151,944	151,944	151,944
	Jennings			97,400	—	97,400	97,400	97,400
	Hagen			202,592		202,592	202,592	202,592

Health Care Benefits (4)	D'Ambra	—	22,422	22,422	—	22,422	—	22,422
	Frost	—	9,558	9,558	—	9,558	—	9,558
	Jennings	—	9,558	9,558	—	9,558	—	9,558
	Hagen	—	9,558	9,558	—	9,558	—	9,558

Tax Gross-Up (5)	D'Ambra
	Frost
	Jennings
	Hagen

Outplacement (6)	D'Ambra	—	14,000	14,000	14,000	—	—	14,000
	Frost	—	7,000	7,000	7,000	—	—	7,000
	Jennings	—	7,000	7,000	7,000	—	—	7,000
	Hagen	—	7,000	7,000	7,000	—	—	7,000

Total	D'Ambra	—	1,441,922	1,441,922	14,000	225,172		2,144,672
	Frost	—	424,108	580,852	7,000	261,852	156,744	580,852
	Jennings	—	347,246	444,646	7,000	177,626	97,400	444,626
	Hagen	—	357,158	560,950	7,000	293,950	203,792	560,950

(1)
Dr. D’Ambra’s employment agreement provides for 24 months of severance salary in the event a termination due to “termination without cause,” or by “company breach.”  The agreement provides for 36 months of severance salary in the event of termination due to a change in control, provided the termination occurs within two years of the change in control.

Dr. Hagen, Mr. Frost, and Mr. Jennings are employed under employment agreements that provide for 12 months of cash severance payment in the event their employment terminated due to:  (1) company breach, (2) without cause or (3) due to a change in control, provided that the termination due to change in control occurs within two years of the change in control.

(2)
Dr. D’Ambra’s employment agreement provides that “an amount equal to the executive’s non-equity incentive award received in respect of the year immediately preceding the year of termination…”  The amount shown represents a multiple of two (2) or three (3) times the non-equity incentive award paid in 2009 for the 2008 plan/year.  Two times (x) of the termination is triggered without cause or by company breach and three times (x) by change in control.

Executives Hagen, Jennings and Frost are to be paid non-equity incentive awards as calculated above, except at a single year multiple for either change of control, without cause or by company breach.

A pro-rata non-equity incentive award based on the current single year’s calculation will be made in the event of the death or disability of any of the named executives.

(3)
This amount represents the intrinsic value (that is, the value based upon the company’s stock price, and in the case of options minus the exercise price) of equity awards that would become exercisable as of December 31, 2008.

(4)
The amounts indicated are equal to the amount cost to the company minus employee paid premiums for the executive’s health and dental insurance premiums.  In 2008, such cost to the company for health and dental insurance is calculated at $796.50/month or $575.25/month depending on plan status.  Dr. D’Ambra’s agreement provides for three (3) years of health and dental coverage.  An increase rate of 8% was assumed for determining the calculations for the final 2 of 3 years.

(5)
The amount shown in this row represents the value of the additional payment that would be received by the Executive to make up for any taxes to be based on the severance benefits received as a result of a change in control.  This payment or tax gross up is provided for in Dr. D’Ambra’s, Mr. Frost’s, and Mr. Jennings’ employment agreements.

(6)
The amount shown in this row represents the value of services provided by a third party to assist the executives in obtaining a new position.  AMRI utilizes a global employment transition service firm to provide outplacement job search assistance to terminated executives.  The fee listed reflects the negotiated outplacement fee to assist a senior executive in their job search for a period of one year.

(7)
Each executive’s agreement provides that “upon death or disability,” the executive would receive a pro rata non-equity incentive award based on the number of days the executive worked in the year prior to death or disability.  The payments reflected in this column represent the full 365 day exposure, as there is no means of determining any other realistic calculation.

(8)
Upon a change of control without termination, each executive’s agreement contains a provision wherein all outstanding stock options immediately vest.  The amounts in this column reflect the potential earnings under the change of control without termination scenario.

(9)
Each executive’s agreement, except Dr. D’Ambra as noted in footnote 1 above, contains a “double-trigger” event wherein a change-in-control event coupled with a termination within twenty-four (24) months results in the amounts reflected in this column.

COMPENSATION OF DIRECTORS

Our directors who are also employees receive no additional compensation for their services as directors.

Our non-employee directors are compensated in accordance with a compensation policy that has been determined by the Compensation Committee of the Board.  In 2008, a market analysis of Board Compensation practices was conducted by independent compensation consultants PM&P at the request of the Compensation Committee.  PM&P presented information to the Committee regarding each component of compensation and information regarding total compensation versus the competitive market using the Peer Group.  Taking into consideration Pearl Meyer’s findings and recommendations, the director cash compensation did not change for the year 2008.

During 2008, we paid our non-employee directors:

•	An annual retainer of $30,000 for their services

•	$2,000 for each Board of Directors meeting attended

•	$1,000 for each Board of Directors meeting where participation was by teleconference

•	$1,000 to members of each committee for each committee meeting attended

•	$500 to members of each committee for each committee teleconference

•	$13,500 to the Lead Independent Director

•	$13,500 to the chair of the Audit Committee

•	$10,000 to the chair of each of the Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee

Non-employee directors also are reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings.  Directors receive no additional compensation for informal Board or Committee meetings.

The Board of Directors requires non-employee directors to own AMRI shares.  The Board adopted a policy requiring that the annual fee paid to each non-employee director will be paid half in cash and half in a grant of common stock of the Company until such time as such director holds common stock of the company having a fair market value of at least $100,000 and may receive a greater portion of his annual retainer fee in the form of cash subject to this minimum holding requirement.  At any time, non-employee directors may choose to receive a greater portion of their annual retainer fee in the form of restricted stock.

Additionally in 2008, in consultation with PM&P, the Compensation Committee increased the annual grant to each non-employee director of non-qualified stock options to purchase shares of Common Stock from 5,000 shares to 10,000 shares.  In 2009 and thereafter unless further amended, the annual grant will consist of 10,000 non-qualified stock options to purchase shares of Common stock and the vesting period will change from three years to one year..  These options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant.

AMRI does not provide termination or change of control agreements for non-employee directors.  Nor are any perquisites or life insurance premium payments offered to the directors.

Director Compensation Table

		Fees Earned or Paid in Cash	Stock Awards (1)(2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)
Paul Anderson	2008	45,004	14,996	26,687	—	—	—	86,687
Veronica Jordan	2008	46,504	14,996	23,712	—	—	—	85,212
Don Kuhla	2008	32,004	14,996	26,687	—	—	—	73,687
Kevin O'Connor	2008	58,000	—	26,326	—	—	—	84,326
Arthur Roth	2008	48,550	13,950	26,326	—	—	—	88,826
Una Ryan	2008	17,007	29,993	23,712	—	—	—	70,712
Anthony Tartaglia	2008	34,007	29,993	26,326	—	—	—	90,326

(1)
Directors’ annual retainer is required to be paid 50% in cash and 50% in AMRI Stock until such time as the Director holds AMRI stock with a minimum value of at least $100,000.  At any time, non-employee Directors may choose to receive a greater portion of their annual retainer fee in the form of restricted stock.  Award values in the column labeled Stock Awards (1) reflect such payments.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of shares granted in that year in accordance with SFAS 123R.  Fair value is calculated using the closing price of AMRI stock on the date of grant.

(3)
This row represents the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted to the directors.  The fair value was estimated using the Black-Scholes option-pricing model in accordance with the SFAS 123R.  The following directors have outstanding option awards as of the end of the 2008 fiscal year-end:  Dr. Anderson (40,000), Dr. Jordan (20,000), Dr. Kuhla (25,000), Mr. O’Connor (47,500), Mr. Roth (35,000), Dr. Ryan (20,000), and Dr. Tartaglia (52,500).

Compensation Committee Interlocks and Insider Participation

During 2008, Dr. Jordan, Dr. Anderson and Mr. O’Connor served as members of the Compensation Committee.  During the last year, no executive officer of the Company served as:  (i) a member of the Compensation Committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) a Director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a Director of the Company.

Related Party Transactions

Dr. D’Ambra is entitled to payments under the Company’s Technology Development Incentive Plan for amounts paid to the Company under the license agreement with Sanofi-Aventis, including 10% of all royalties paid to the Company.  During 2008, Dr. D’Ambra earned the right to receive payments in the aggregate amount of $2,771,929 under this plan.  Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 13, 2009 for information on the Company’s licensing agreement with Sanofi-Aventis.

Mr. O’Connor is the Chief Executive Officer of Tech Valley Communications, a telecommunications company which services the Albany, New York region.  During 2008, Tech Valley Communications was one of the providers of telephone and internet services to the company.  Tech Valley Communications was paid $221,000, $228,000, and $156,000 for services rendered to the Company in 2008, 2007, and 2006 respectively.

Audit Committee Report

The Audit Committee reviews AMRI’s financial reporting process on behalf of the Board.  Management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process.  KPMG LLP, our company’s independent auditor for 2008, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles.  In addition, KPMG will express its own opinion on the effectiveness of the company’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2008, management’s assessment of the effectiveness of the company’s internal control over financial reporting and KPMG’s evaluation of the company’s internal control over financial reporting.  The committee has discussed with KPMG the matters that are required to be discussed by professional standards.  The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit committees concerning independence.  The committee has concluded that KPMG’s provision of audit and non-audit services to AMRI and its affiliates are compatible with KPMG’s independence.  Based on the considerations and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2008 be included in our Annual Report on Form 10-K for 2008.  This report is provided by the following independent directors, who comprise the committee:

Arthur Roth (Chairman)
Anthony Tartaglia, M.D.
Veronica Jordan, Ph.D.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of April 23, 2009 of (i) each person known by the Company to beneficially own five percent or more of the outstanding shares of the Company’s Common Stock, (ii) the directors and Named Executive Officers of the Company and (iii) all directors and executive officers of the Company as a group.  Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number	Percent (2)
Named Executive Officers
Thomas E. D'Ambra, Ph.D. (3)	4,613,928	14.6%
Mark T. Frost (4)	159,920	*
Steve Hagen (5)	24,389	*
W. Steven Jennings (6)	13,500	*

Directors
Donald E. Kuhla, Ph.D. (7)	135,258	*
Anthony P. Tartaglia, M.D. (8)	88,311	*
Kevin O'Connor (9)	47,821	*
Arthur J. Roth (10)	41,000	*
Paul S. Anderson, Ph.D. (11)	36,294	*
Una S. Ryan, Ph.D., O.B.E. (12)	14,213	*
Veronica G.H. Jordan, Ph.D. (13)	15,091	*
All executive officers and directors as a group (11 persons)	5,189,725	16.4%

Five Percent Shareholders
Constance M. D'Ambra (14)	4,613,928	14.6%
Advisory Research, Inc. (15)	3,545,153	11.2%
Thomas E. D'Ambra Family Trust I (16)	3,065,189	9.7%
Dimensional Fund Advisors LP (17)	2,770,579	8.8%
Chester J. Opalka (18)	2,356,399	7.5%
The TCW Group, Inc. (19)	1,637,051	5.2%

*	Less than 1%.

(1)	The address of all listed Executive Officers and Directors is c/o Albany Molecular Research, Inc., 26 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098.

(2)
All percentages have been determined as of April 23, 2009 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes voting and/or investment power with respect to the Company’s shares of Common Stock.  Unless otherwise indicated, to the knowledge of the Company, the named person possesses sole voting and investment power with respect to their shares.  For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which such person has the right to acquire within 60 days after April 23, 2009.  For purposes of computing the percentage of outstanding shares of the Company’s Common Stock held by each person or group of persons named above, any shares of Common Stock which such person or persons has or have the right to acquire within 60 days after April 23, 2009 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  As of April 23, 2009, a total of 31,627,157 shares of Common Stock were issued and outstanding.

(3)
Includes 4,613,928 shares owned jointly by Dr. and Mrs. D'Ambra, as to which shares Dr. and Mrs. D'Ambra share voting and investment power.  Excludes 3,065,189 shares held by the Thomas E. D'Ambra Family Trust I, as to which shares Dr. D'Ambra does not have or share the power to vote or dispose.

(4)	Includes 4,320 shares subject to options exercisable within 60 days and 19,600 restricted shares.

(5)	Includes 24,300 restricted shares.

(6)	Includes 13,500 restricted shares.

(7)	Includes 5,000 shares subject to options exercisable within 60 days.

(8)	Includes 3,333 shares subject to options exercisable within 60 days.

(9)	Includes 5,000 shares subject to options exercisable within 60 days.

(10)	Includes 5,000 shares subject to options exercisable within 60 days.

(11)	Includes 5,000 shares subject to options exercisable within 60 days.

(12)	Includes 3,333 shares subject to options exercisable within 60 days.

(13)	Includes 3,333 shares subject to options exercisable within 60 days.

(14)
Includes 4,613,928 shares owned jointly by Dr. and Mrs. D'Ambra, as to which shares Dr. and Mrs. D'Ambra share voting and investment power.  Excludes 3,065,189 shares held by the Thomas E. D'Ambra Family Trust I, as to which shares Mrs. D'Ambra does not have or share the power to vote or dispose.  The address for Mrs. D'Ambra is c/o Albany Molecular Research, Inc. 26 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098.

(15)
Based on information set forth in Schedule 13G filed under the Exchange Act on February 13, 2009 by Advisory Research, Inc.  The address of Advisory Research, Inc. is 180 North Stetson St., Suite 5500, Chicago, IL 60601.

(16)
Includes 3,065,189 shares held by the Thomas E. D'Ambra Family Trust I based on information provided by the Trustee, Thomas G. Mazzotta.  Mr. Mazzotta has sole voting and dispositive power and, accordingly, is the beneficial owner of all shares held by the Thomas E. D'Ambra Family Trust I.  The address is: Thomas E. D'Ambra Family Trust I, c/o Thomas G. Mazzotta 9 Washington Square, Albany, New York 12205.  Mr. Mazzotta disclaims any pecuniary interest in the shares held by the Thomas E. D'Ambra Family Trust I.

(17)
Based on information set forth in Schedule 13G/A filed under the Exchange Act on February 9, 2009 by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors, Inc.) ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts and accounts are the "Funds".  In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds.  However, all securities reported in this schedule are owned by the Funds.  The address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

(18)	The address for Mr. Opalka is 6 Heather Ridge, Averill Park, NY 12018.

(19)
Based on information set forth in Schedule 13G filed under the Exchange Act on February 9, 2009 by The TCW Group, Inc., on behalf of the TCW Business Unit.  The address of The TCW Group, Inc., on behalf of the TCW Business Unit is 865 South Figueroa Street, Los Angeles, CA 90017.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting.  In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview.  Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.  Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.  The Company has retained Mellon Investor Services to assist in the solicitation of proxies for a fee of $8,500 plus reimbursement of expenses.

HOUSEHOLDING OF PROXY MATERIALS

Our 2008 Annual Report, including audited financial statements for the fiscal year ended December 31, 2008, is being mailed to you along with this proxy statement.  In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address.  This delivery method, called “householding,” is not being used, however, if our company has received contrary instructions from one or more of the stockholders sharing an address.  If your household has received only one Annual Report and one proxy statement, the Company will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attention: Michael P. Williams, Secretary.  If your household is receiving multiple copies of the Company’s Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, Attention: Secretary. Phone (518) 512-2264.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2010 annual meeting of stockholders must be received in writing by the Company by January 1, 2010.  Such proposals must also comply with the requirements as to form and substance established by the Securities and Exchange Commission if such proposals are to be included in the proxy statement and form of proxy.  Any such proposals should be mailed to: Albany Molecular Research, Inc., 26 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098, Attention:  Secretary.

Stockholder proposals intended to be presented at the 2010 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be delivered to, or mailed and received at, Albany Molecular Research, Inc., 26 Corporate Circle, P.O. Box 15098, Albany, New York 12212-5098, together with all supporting documentation required by the Company’s Amended and Restated By-laws, not earlier than February 3, 2010 nor later than March 20, 2010; provided, however, that in the event that the annual meeting is scheduled to be held before May 4, 2010 or after August 2, 2010, notice must be so delivered not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such meeting is first made by the Company.  The proposal must also comply with the other requirements contained in the Company’s Amended and Restated By-laws, including supporting documentation and other information.  Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to the Securities and Exchange Commission’s rules governing the exercise of this authority.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On behalf of AMRI and its affiliates, the Audit Committee of the Board retained KPMG LLP to audit our consolidated financial statements and our internal control over financial reporting for 2008.  We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting.  To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG.  The chair of the committee is authorized to pre-approve any audit and non-audit service on behalf of the committee, provided such decisions are presented to the full committee at its next regularly scheduled meeting.  The aggregate fees billed by KPMG in 2007 and 2008 for these various services were:

Type of Fees	2008	2007
	($'s in 000's)
Audit Fees	$963	$887
Audit - Related Fees	—	—
Tax Fees	$12	—
All Other Fees	—	—
Total Fees	$975	$887

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that AMRI paid to KPMG for the audit of AMRI’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of AMRI’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements including local reporting requirements in Hungary, India and Singapore.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of AMRI’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.  “Audit-related fees” also include merger and acquisition due diligence and audit services and employee benefit plan audits.  “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the first three categories.

A member of KPMG will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock, to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  Such officers, directors and 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, the Company believes that all of the Section 16 filing requirements were satisfied for 2008 except as follows:

Due to a lack of Edgar Codes the February 22, 2008 Form 3 was filed late on behalf of W. Steven Jennings.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting.  If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Please mark your votes as indicated in this example [X]

THE BOARD OF DIRECTORS RECOMMENDS A "FOR" VOTE FOR ALL

1. The Board of Directors has nominated

Nominees:
01 Paul S. Anderson, Ph.D.
02 Kevin O'Connor
for election.

FOR all nominees listed to the right (except as marked to the contrary)	**WITHHOLD AUTHORITY** to vote for all nominees listed to the right	***EXCEPTIONS**
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____

3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ____________________ **Signature** ____________________ **Date** __________

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person of the stockholders' corporation or partnership, stating his or her title or authority.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Albany Molecular Research, Inc.

INTERNET
http://www.proxyvoting.com/amri

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Electronic versions of the Albany Molecular Research, Inc. Annual Report and Proxy Statement are available at www.amriglobal.com under Investor Info.

48756

ALBANY MOLECULAR RESEARCH, INC.
21 CORPORATE CIRCLE, P.O. BOX 15098
ALBANY, NEW YORK 12212-5098
PROXY FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
JUNE 3, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALBANY MOLECULAR RESEARCH, INC.

THE UNDERSIGNED ACKNOWLEDGE(S) RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT, EACH DATED MAY 7, 2009, AND HEREBY CONSTITUTES AND APPOINTS THOMAS E. D'AMBRA, PH.D. AND MARK T. FROST (THE "PROXIES") AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE AND TO ACT ALONE, AND AUTHORIZES EACH OF THEM ACTING SINGLY, TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE OF THIS PROXY CARD, ALL SHARES OF COMMON STOCK OF ALBANY MOLECULAR RESEARCH, INC., HELD OF RECORD BY THE UNDERSIGNED ON APRIL 23, 2009, AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS (THE "ANNUAL MEETING") TO BE HELD ON WEDNESDAY, JUNE 3, 2009 AT 10:00 A.M., LOCAL TIME, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL 1. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL, APPEARING ON THE REVERSE SIDE HEREOF.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ **FOLD AND DETACH HERE** ▲

You can now access your Albany Molecular Research, Inc. account online.

Access your Albany Molecular Research, Inc. shareholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Albany Molecular Research, Inc., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

48756